Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$20,000,000.00	100.00%	$20,000,000.00	$1,116.00(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $43,429.54 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $1,116.00 registration fee for this offering, $42,313.54 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 446 dated October 2, 2009 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

Commodity Index Linked Notes linked to the Dow Jones – UBS Commodity Index Total Return 2 Month ForwardSM due November 22, 2010

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

DESCRIPTION OF THE NOTES

Issuer:	Eksportfinans ASA

Issuer rating:	Aa1 (negative outlook) (Moody’s)/AA (outlook stable) (Standard & Poor’s)/AA (F.IBCA)†

Specified currency:	U.S. dollars

Aggregate Principal Amount:	$20,000,000.00

Principal Amount per Note:	Minimum denominations of $1,000,000.00 per unit and integral multiples of $100,000.00 in excess thereof

CUSIP No.:	28264QR30

ISIN:	US28264QR307

	Issue price to Public	Discounts and commissions	Proceeds to us
Per note:	$ 100,000.00	$0.00	$ 100,000.00
Total:	$20,000,000.00	$0.00	$20,000,000.00

† A credit rating reflects the creditworthiness of the Issuer in the view of the rating agency and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

     “Dow Jones,” “DJ,” “UBS,” “Dow Jones – UBS Commodity IndexSM” “Dow Jones – UBS Commodity Index Total Return 2 Month ForwardSM” and “DJ – UBS CITR – F2SM” are service marks of Dow Jones & Company, Inc. (Dow Jones) and UBS AG (UBS), as the case may be, and have been licensed for use for certain purposes by us. The Notes are not sponsored, endorsed, sold, or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in the Notes.

Merrill Lynch & Co.

The date of this pricing supplement is October 2, 2009

Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) One Bryant Park New York, NY 10036

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	October 2, 2009

Original Issue Date:	October 9, 2009

Maturity Date:

November 22, 2010 (the Stated Maturity Date), unless you have previously exchanged your notes pursuant to the Optional Redemption provision or the notes were previously redeemed prior to maturity pursuant to the Automatic Redemption or Commodity Hedging Disruption Event provision. If the determination of the relevant Final Index Value is postponed to or beyond the second Business Day immediately prior to the Stated Maturity Date due to a Market Disruption Event or otherwise, the Maturity Date will be postponed so that the Maturity Date will be the second Business Day following the date of determination of the relevant Final Index Value.

Index linked note:

Yes. The Dow Jones – UBS Commodity Index Total Return 2 Month ForwardSM (DJUBSF2T or, the Index) or any successor index, subject to the provisions of “Modification to Index” and “Replacement Index” below. The publisher of the Index is Dow-Jones UBS (the Index Publisher).The Index is a fully collateralized version of the Dow Jones – UBS Commodity Index 2 Month Forward (DJUBSF2). The DJUBSF2 measures the performance of an investment in the commodity markets over time. The Index is fully collateralized because it combines the returns of the DJUBSF2 with the returns on cash collateral invested in U.S. Treasury Bills. The Index is also designed as a “tradable” index that is readily accessible to market participants. The DJUBSF2 tracks the returns of rolling commodities futures contracts. The DJUBSF2 is currently comprised of futures contracts (each, an Index Component) in respect of 19 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price.

The 19 commodities that currently comprise the Index (the Index Commodities) are: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, sugar, unleaded gasoline, wheat and zinc. The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange. For information regarding the “rolling” of the contracts, please see “The Index — Dow Jones – UBS Commodity Index Total Return 2 Month ForwardSM — Contract Selection — Rolling” herein. For further information regarding the Index, see “The Index” below.

Issue Price:	100.00%

Payment at Maturity (or upon redemption):	The Redemption Price.

Redemption Price:	An amount in cash payable on the Settlement Date equal to the sum of the Redemption Amount plus the Interest Amount.

Redemption Amount:	The Redemption Amount you will be entitled to receive on the Maturity Date in respect of each note that you hold will be cash equal to the greater of:

(a) Outstanding Principal per note x (1 + 3 x (Index Result – Fees – T-Bill Yield)), or (b) $0.00.

Outstanding Principal:	On a Final Valuation Date in relation to the Maturity Date, an Automatic Redemption or an Optional Redemption, the outstanding Aggregate Principal Amount of such note.

Index Result:	Final Index Value / Initial Index Value – 1

Final Index Value:

The official value of the Index as it appears on the Final Valuation Date, as published by the Index Publisher or, if the Index Publisher does not publish such a value, as quoted by another publicly available source selected by the Calculation Agent in its sole discretion or, if no such other source is available, as calculated by the Calculation Agent in good faith, subject, in each case, to the effect of any Market Disruption Event or the discontinuance or modification of the Index.

Initial Index Value:	506.311. The Initial Index Value is the official settlement price of the Index on the Trade Date, subject to a Market Disruption Event.

Fees:	0.50% x Fee Days

Fee Days:	The total number of days from and including the Trade Date up to but excluding the applicable Final Valuation Date divided by 365.

T-Bill Yield:

The yield, expressed as a percentage, equal to the U.S. Treasury Bill return as measured on each date from the day following the Trade Date to and including the applicable Final Valuation Date and calculated pursuant to the following formula:

Where TBill d-1 means, on any Index Business Day, the 91-day weekly auction high rate for U.S. Treasury Bills, as reported on Reuters screen page “USAUCTION10”, or any successor page, on the most recent day prior to such Index Business Day on which such rate was published, expressed as a money market rate.

Interest Amount:

An amount equal to the interest accrued on the Outstanding Principal of the notes at the Interest Rate Basis specified below (plus the Spread) during each Interest Period. This rate will be set initially on the Original Issue Date and will subsequently reset on each Interest Reset Date. The Interest Amount will be paid on the applicable Settlement Date as part of the Redemption Price. No interest payments will be made until the applicable Settlement Date.

Interest Rate Basis:

USD LIBOR for a maturity corresponding to the designated maturity at 11:00 a.m., London time, on the applicable Interest Reset Date, as reported on the Designated LIBOR Page. The Interest Rate Basis will not be reevaluated even if the Maturity Date is postponed due to a Market Disruption Event at the end of the final Interest Period.

Interest Period:

The period from and including an Interest Reset Date (or, with respect to the first Interest Period, the Original Issue Date) to but excluding the immediately following Interest Reset Date (or, with respect to the last Interest Period, the applicable Settlement Date).

Interest Reset Dates:

Quarterly on the 22nd of each of February, May and August during which the notes are outstanding, beginning February 2010. Long first period, no interpolation. If any scheduled Interest Reset Date would otherwise be a day that is not a London Business Day, the Interest Reset Date will be the immediately preceding day that is a London Business Day. A London Business Day is a day on which commercial bank and foreign exchange markets settle payments generally in London.

Interest Payment Date	The applicable Settlement Date.

Minimum Interest Rate:	0.00%

Spread:	-0.25% (minus 0.25 per cent)

LIBOR Maturity:	Three months

Designated LIBOR Page:	Reuters page “LIBOR01” (or any successor or replacement page thereof).

Day count convention:	Actual/360.

Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a legal holiday or a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City or Oslo.

Settlement Date:

(i) In the case of the payment at maturity, the Maturity Date, (ii) in the case of an Optional Redemption, the fifth Business Day following the Final Valuation Date in respect of that Optional Redemption, and (iii) in the case of an Automatic Redemption, the fifth Business Day following the Final Valuation Date in respect of that Automatic Redemption

Optional Redemption:

On any Optional Repayment Date, you may direct Eksportfinans to redeem your notes in whole or in part at the applicable Redemption Price (subject to a minimum Principal Amount of $1,000,000.00 per Optional Redemption and only in increments of $100,000.00 in excess thereof) upon written notice to the Calculation Agent, the Trustee and the Issuer on the form entitled “Option to Elect Repayment” attached hereto as Exhibit A.

Optional Repayment Dates:

Each Index Business Day from and excluding the Original Issue Date to but excluding November 15, 2010, on which notice of the exercise of an Optional Redemption is given in accordance with the terms hereof.

Automatic Redemption:

The Issuer will redeem the notes in full at the applicable Redemption Price if a Trigger Event occurs with respect to such notes. The Final Valuation Date for such Automatic Redemption will be the Index Business Day following the Index Business Day on which the related Trigger Event occurs.

Index Business Day:	Any day on which the Index Publisher is open for business, subject to modification in accordance with the most recent DJUBS Handbook.

Automatic Redemption due to a Commodity Hedging Disruption Event:

If a Commodity Hedging Disruption Event (as defined below) occurs the Issuer will redeem the notes (in whole, and not in part). The cash amount due and payable per $100,000.00 principal amount of notes in the event of any such redemption shall be equal to the Redemption Price on the second London and New York Business Day immediately following the Commodity Hedging Disruption Event (such date, the Acceleration Valuation Date), as determined by the Calculation Agent in good faith in a commercially reasonable manner to be fair and equitable to the holders of the notes (which determination shall be binding on the Issuer and the holders of the notes), and will be payable to holders of the notes on the fifth New York business day following the Acceleration Valuation Date. In the event of any such redemption, the Calculation Agent will provide written notice to the Paying Agent and the Trustee (on which notice the Paying Agent and the Trustee may conclusively rely), and to the Depository Trust Company (DTC) of the cash amount due and payable with respect to each $100,000.00 principal amount of notes as promptly as possible and in no event later than two New York Business Days prior to the date on which such payment is due. For the avoidance of doubt, all procedures and determinations set forth above shall only be applicable with respect to redemption of the notes by the Issuer as a result of a Commodity Hedging Disruption Event.

Commodity Hedging Disruption Event:

A Commodity Hedging Disruption Event will be deemed to have occurred on the first London and New York Business Day on which the Calculation Agent has delivered a notice to the Trustee, Paying Agent and the Issuer that an announcement has been made by the Commodity Futures Trading Commission (CFTC) or any futures exchange that it will amend, eliminate or reinterpret the definition of “bona fide hedging,” as that term is used in regulations of the CFTC or any such exchange, pursuant to Section 4a of the Commodity Exchange Act, or that it will withdraw, revoke or eliminate any exemption from speculative position limits for hedging transactions, or any similar action identified by the Calculation Agent, and that, in any such case, after using commercially reasonable efforts, the Calculation Agent is unable either (i) to establish, re-establish, substitute, maintain, unwind or dispose of, or would be required to liquidate, all or any part of any transaction(s), position(s) or asset(s) established or maintained, or to be established, for the purpose of hedging all or a portion of its exposure arising from this transaction that the Calculation Agent deems necessary to hedge the risk of performing its commodity-related obligations with respect to the notes (including, without limitation, any commodity-related payments on the notes), or (ii) to realize, recover or remit the proceeds of any such transaction(s) or asset(s); including without limitation, any such inability arising as a result of the adoption of, or any change in, any law, regulation, rule or order applicable to the Calculation Agent, its affiliates or counterparties, or the promulgation of, or any change in the interpretation by any court, tribunal, or regulatory authority with competent authority or any relevant trading system or exchange facility, of any such applicable law, rule, regulation or order, in each case occurring on or after the Trade Date.

Trigger Event Date:

A Trigger Event will be deemed to have occurred on the first Index Business Day from and excluding the Original Issue Date to but excluding November 15, 2010, on which the closing level of the Index is equal to or less than 85.00% of the Initial Index Value.

Final Valuation Date:

(i) In the case of the payment on the Maturity Date, November 15, 2010; (ii) in the case of an Optional Redemption, the Optional Repayment Date, provided that notice of the exercise of the Optional Redemption is received by the Calculation Agent prior to 11:00 a.m., New York time, on such date, or, if such notice is given after 11:00 a.m., New York time, the first Index Business Day following the date on which such notice is given; (iii) in the case of an Automatic Redemption, the Index Business Day immediately following the Trigger Event Date; and (iv) in the case of a Commodity Hedging Disruption Event, the Acceleration Valuation Date; provided in each case that if a Market Disruption Event exists on any such Final Valuation Date, such date shall not be considered the Final Valuation Date but the Final Valuation Date shall be determined in accordance with the provisions of “Disruption Fallback” below.

Market Disruption Event:

The occurrence, as determined by the Calculation Agent, of one or more of the following: (i) a material limitation, suspension or disruption of trading in one or more of the Index Components; (ii) the settlement price for any Index Component being a “limit price”; or (iii) the exchange on which any Index Component trades failing to report or publish a settlement price for such Index Component. The Calculation Agent will inform the Issuer promptly upon determining that a Market Disruption Event has occurred.

Disruption Fallback:

If a Market Disruption Event occurs on a Final Valuation Date, the Calculation Agent will calculate the Final Index Value using (i) for those Index Components that did not suffer a Market Disruption Event on such Final Valuation Date the final settlement prices for such Index Components on such Final Valuation Date and (ii) for each Index Component included in the Index that did suffer a Market Disruption Event on such Final Valuation Date the final settlement price for each such Index Components on the Trading Day immediately succeeding such Final Valuation Date on which the final settlement price for such Index Component was not affected by a Market Disruption Event; provided that, if a Market Disruption Event has occurred on each of the three (3) Trading Days immediately succeeding such Final Valuation Date, the Calculation Agent will make a good faith estimate of the price of the relevant Index Component and, using that price, determine the Final Index Value. (These procedures will also apply to the calculation of the Initial Index value if a Market Disruption Event occurs on the Trade Date).

Modification to Index:

If the Index Publisher changes its method of calculating the Index in any material respect, as determined by the Calculation Agent, then the Calculation Agent may, in its role as the Calculation Agent, make adjustments necessary in order to arrive at a calculation of value comparable to the Index as if such changes or modifications had not been made and calculate the Final Index Value in accordance with such adjustments.

Replacement Index:

If, following the date on which the notes are issued, the Index Publisher ceases to publish the Index and neither the Index Publisher nor any other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts, then the Final Index Value with respect to such note shall be calculated by the Calculation Agent in accordance with the formula applied by the Index Publisher to calculate the Index on the last day on which the Index was published.

Calculation Agent:	Merrill Lynch Commodities, Inc. (MLCI).

Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on the relevant exchange(s) for the applicable commodity included in the Index.

Early Redemption for Tax Reasons:

The Issuer cannot redeem the notes prior to maturity (and other than in the case of Automatic Redemption) unless, due to the imposition by the Kingdom of Norway or one of its taxing authorities of any tax, assessment or governmental change subsequent to the date of this issuance of the notes, the Issuer would become obligated to pay additional amounts. If such an imposition occurs, the Issuer may at its option redeem the notes (in whole, but not in part) by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice. In such event, the Issuer will pay you the Redemption Price as determined on the fifth Trading Day prior to the redemption date by the Calculation Agent.

Additional amounts payable:	Yes

Authorized denominations and Minimum Initial Purchase:	$1,000,000.00 and increments of $100,000.00 in excess thereof.

Form of notes:	Book-entry

Listing:	None

Failure to Pay Redemption Amount When Due:

In the event we fail to pay the Interest Amount or the Redemption Amount or the Early Redemption Amount on the Maturity Date, any overdue payment will bear interest from the Maturity Date until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m. (London time) on the first Business Day following such failure to pay. Such rate shall be determined by the Calculation Agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Acceleration:

If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be calculated in accordance with the formula for determining the applicable Early Redemption Amount on the acceleration date.

Other:

The notes are not renewable notes, asset linked notes, amortizing notes, exchangeable notes or zero coupon notes, each as described in the prospectus supplement. There is no extension of maturity in connection with the notes.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part. This pricing supplement, together with these documents, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

RISK FACTORS

     Unlike ordinary debt securities, the return on the notes depends on changes in values of a commodity index. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the price of the commodities that make up the Index and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the commodities comprising the Index. You should carefully consider the following risks before investing in the notes.

     The notes are financial instruments that are suitable only for sophisticated investors who are experienced with respect to derivatives and derivative transactions and indexed instruments, and who are able to bear the loss of a portion of their principal investment. An investment in the notes is speculative and involves a substantial degree of risk. Accordingly, potential investors should consult their own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of their particular circumstances. For further information, see “Risks relating to index linked notes or notes linked to certain assets” in the prospectus supplement.

You may lose all or a significant part of your investment in the notes.

We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index value.

     The Redemption Amount will depend on the change in the value of the Index. Because the value of the Index is subject to market fluctuations, the Redemption Amount may be less than the Principal Amount per note, and you will lose part or all of your investment if the Final Index Value is below the Initial Index Value. Even if the Final Index Value is above the Initial Index Value, you may lose part of your investment if the excess does not offset the deduction in the Redemption Amount for the cost of providing the commodity-linked return on the notes. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity. In addition, because your notes are “leveraged” (i.e., the Redemption Amount will reflect a multiple of the increase or decrease of the Index over the term of the notes), we expect the market value of your notes to experience greater changes in response to movements in the Index or other developments than it would in the absence of such leverage.

     Moreover, the formula used to calculate the Redemption Amount only compares the Index values on the Trade Date and the Final Valuation Date. No other Index values will be taken into account.

Your notes may return less than conventional debt securities.

     The Interest Rate Basis on your notes is below the prevailing yield on comparable debt securities having a comparable Maturity Date. Even if the amount payable on your notes on the Maturity Date exceeds the Principal Amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

Your notes will be automatically redeemed if the Index closes at a level equal to or less than 85.00% of the Initial Index Value.

     If on any Index Business Day prior to November 15, 2010, the closing value of the Index is equal to or less than 85.00% of the Initial Index value, which we call a Trigger Event, your notes will be automatically redeemed. The automatic early redemption amount will be based on the performance of the Index, as reduced by interest charges and fees for providing the Index-linked return on the notes, as determined on the Index Business Day immediately following the Trigger Event. In this case, you will receive a Redemption Amount that will likely be significantly less than the principal amount of your original investment in the notes.

Past Index performance is no guide to future performance.

     The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical values of the Index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.

The formula for determining the Redemption Amount does not take into account all developments in the Index over the term of the notes.

     Changes in the Index during the term of the notes before the Final Valuation Date will not be reflected in the calculation of the Redemption Amount payable, if any, at maturity. The Calculation Agent will calculate the Redemption Amount by comparing only the Index values on the Trade Date and on the Final Valuation Date. No other Index values will be taken into account. As a result, you may lose part or all of your investment even if the Index has risen at certain times during the term of the notes before falling to a value below the Initial Index Value on the Final Valuation Date.

There is a greater possibility that the Index will decline substantially over the short term than over the longer term.

     The term of the notes is approximately one year. Historical information indicates that, although the Index has been profitable over most twelve month periods, it has performed significantly better over three- and five-year periods. There is a greater risk over the shorter term than the longer term that the Index may decline, causing significant losses.

The notes have increased sensitivity to changes in the value of the Index

     Because the investment in the notes is leveraged, changes in the value of the Index will have a greater impact on the payout on the notes than on the payout on securities that are not so leveraged. Since the leverage factor provides 300% exposure to increases and decreases in the value of the Index, every 1% change in the value of the Index will translate into an approximate 3% change in the value of the Redemption Amount you will receive. In particular, any decrease in the value of the Index would result in a significantly greater decrease in the Redemption Amount and you would suffer losses on the investment in the notes substantially greater than if the notes did not contain a leverage component. In addition, the downward adjustments to the Index Result for the Fees and the T-Bill Yield are also multiplied by a factor of three and thus have a leveraged negative impact on the Redemption Amount you will receive.

Data sourcing, calculation and concentration risks associated with the Index may adversely affect the market price of the notes.

     The notes are linked to the Index, which is composed of a basket of 19 exchange-traded futures contracts (each, an Index Component), and is therefore less diversified than funds or investment portfolios investing in a broader range of products. Accordingly, the notes could experience greater volatility than such other investments. Additionally, the rebalancing of the Index is subject to potential errors in data sources or other errors that may affect the weighting of the Index Commodities. Additionally, the Index Publisher may not discover every discrepancy. The Index Publisher also has discretion in making decisions with respect to the Index and has no obligation to take the needs of the holders of the notes into consideration when rebalancing or making any other changes to the Index. Finally, the exchange-traded commodities underlying the Index Components are concentrated in a limited number of sectors. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

The market value of your notes may be influenced by many factors that are unpredictable, including volatile commodities prices.

     When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the Maturity Date. The market value of your notes will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your notes may offset or enhance the effect of another factor.

     The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Merrill Lynch makes a market in the notes, the price quoted by Merrill Lynch would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Merrill Lynch will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Merrill Lynch.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Merrill Lynch.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Merrill Lynch or any other party will be willing to purchase your notes and, in this regard, Merrill Lynch is not obligated to make a market in the notes. See “— Secondary trading in the notes may be limited” below.

     The following paragraphs describe the expected impact on the market value of your notes given a change in a specific factor, assuming all other conditions remain constant.

Commodity prices may change unpredictably, affecting the value of your notes in unforeseeable ways.

     Commodity prices are affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the value of the Index and the value of your notes in varying ways, and different factors may cause the value of different commodities included in the Index, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

The Index value will affect the market value of your notes, but the market value of your notes may not change in the same manner as the value of the Index.

     We expect that the market value of your notes at any particular time will depend substantially on the amount, if any, by which the value of the Index at that time has risen above or has fallen below the Initial Index Value. Because your notes are highly leveraged we expect the market value of your notes to experience greater change in response to movements in the Index or other developments than it would in the absence of such leverage.

     However, your notes may trade quite differently from the performance of the Index. For the reasons described under “The formula for determining the Redemption Amount does not take into account all developments in the Index over the term of the notes” and other market-related reasons, such as those described below, changes in the value of the Index may not result in comparable changes in the market value of your notes. If you sell notes prior to maturity, you may receive substantially less than the amount that would be payable if the redemption amount formula were applied as if your date of sale were the Maturity Date because of an expectation that the Index value will continue to fluctuate, or exhibit volatility, until the Final Index Value is determined. If you sell your notes at a time when the value of the Index has generally trended below, or not sufficiently above, the Initial Index Value, you may receive less than the Principal Amount of your notes. Political, economic and other developments that affect the commodities underlying the Index may also affect the value of the Index and, indirectly, the market value of your notes.

Changes in interest rates are likely to affect the market value of your notes.

     We expect that the market value of your notes, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your notes and a traditional debt security in different degrees. In general, if interest rates increase, we expect that the market value of your notes will decrease and, conversely, if interest rates decrease, we expect that the market value of your notes will increase.

Any decline in our credit ratings may affect the market value of your notes.

     Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your notes. As of the date hereof, our long-term debt has been rated Aa1 with negative outlook by Moody’s, AA with outlook stable by Standard & Poor’s and AA by Fitch Ratings. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. For investors in Eksportfinans’ structured products that are not principal protected, such ratings only relate to the creditworthiness of the Issuer (i.e., the ability of the Issuer to meet its obligations under the terms of the structured product) and are not indicative of the market risk associated with the structured product or the underlying reference security or index. The creditworthiness of the Issuer does not affect or enhance the likely performance of the investment other than the ability of the Issuer to meet its obligations.

Trading and other transactions by Merrill Lynch and its affiliates in the contracts and the underlying commodities included in the Index may adversely affect the value of your notes.

     The Index is comprised of the prices of nineteen exchange traded futures contracts on physical commodities as described in “The Index — Contract Selection”. Merrill Lynch and its affiliates actively trade futures contracts and options on futures contracts on the commodities that underlie the Index, over-the-counter contracts on these commodities, the underlying commodities included in the Index and other instruments and products based on the Index. Trading in the futures contracts and commodities included in the Index, and in related over-the-counter products, by Merrill Lynch and its affiliates and unaffiliated third parties could adversely affect the value of the Index, which could in turn affect the return on and the value of your notes.

     In addition, we expect to hedge our obligation under the notes by entering into a swap transaction with an affiliate of Merrill Lynch, which will be obligated to pay to us on the Maturity Date or upon any earlier redemption any excess of the Redemption Amount that we have to pay under the notes over the Aggregate Principal Amount of the notes. That affiliate will most likely directly or indirectly hedge its obligations through transactions in the futures and options markets. Merrill Lynch and its affiliates may also issue or underwrite financial instruments with returns indexed to the Index

The notes will be obligations of Eksportfinans. No other company or entity will be responsible for payments under the notes.

     The notes are to be issued by the Issuer. The notes will not be guaranteed by any other company or entity. No other entity or company will be responsible for payments under the notes or liable to holders of the notes in the event Eksportfinans defaults under the notes. The notes will not be obligations of, or guaranteed by, the Kingdom of Norway or any internal division or agency thereof. The notes will not be issued by or guaranteed by Merrill Lynch. Neither the Kingdom of Norway nor Merrill Lynch will have any liability to purchasers of the notes in the event Eksportfinans defaults on the notes.

There may be conflicts of interest between you and Merrill Lynch and its affiliates

     Certain activities conducted by Merrill Lynch and its affiliates, including Bank of America Corporation and its affiliates, may conflict with your interests as a holder of the notes. For example, as described above, we expect to hedge our obligation under the notes with an affiliate of Merrill Lynch and/or Bank of America Corporation. It is possible that affiliates of Merrill Lynch and/or Bank of America Corporation could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

     Merrill Lynch and its affiliates and/or Bank of America Corporation and its affiliates may also engage in trading for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers relating to one or more of the underlying commodities included in the Index. Any of these activities of Merrill Lynch or its affiliates or Bank of America Corporation or its affiliates could adversely affect the value of the Index — directly or indirectly by affecting the price of the underlying commodities — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

     We may also issue, and Merrill Lynch and its affiliates and/or Bank of America Corporation and its affiliates may also issue or underwrite, other securities or financial or derivative instruments linked to the Index, which may compete with the notes. By introducing competing products into the marketplace in this manner, we or Merrill Lynch and its affiliates and/or Bank of America Corporation and its affiliates could adversely affect the market value of your notes and the amount we pay on your notes at maturity. To the extent that Merrill Lynch or its affiliates or Bank of America Corporation or its affiliates serve as issuer, agent or underwriter of those securities or other similar instruments, their interests with respect to those products may be adverse to your interests as a holder of the notes.

As Calculation Agent, MLCI will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

     As Calculation Agent for your notes, MLCI, an affiliate of Merrill Lynch, will have discretion in making various determinations that affect your notes, including the Redemption Amount, amounts payable on any Optional Redemption or Automatic Redemption and on any acceleration, various interest rate determinations (including three-Month LIBOR and the T-Bill return), and in some cases when a Market Disruption Event is occurring, daily contract reference prices for futures contracts for commodities on the Index. We will use these determinations to calculate how much cash we must pay at maturity or upon any Optional Redemption or Automatic Redemption. The exercise of this discretion by MLCI could adversely affect the value of your notes and may present Merrill Lynch with a conflict of interest of the kind described above under “— There may be conflicts of interest between you and Merrill Lynch and its affiliates”.

Suspensions or disruptions of market trading in the commodity and related futures may adversely affect the value of your notes.

     The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a different price.

Limit prices may have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the Index and, therefore, the value of your notes.

     In making its calculations of the Index, as published by the Index Publisher, if the relevant trading facility does not publish a closing price as scheduled, or publishes a closing price that, in the reasonable judgment of MLCI, is manifestly incorrect, MLCI may determine the closing price in its reasonable judgment. In addition, if any day on which MLCI calculates the Index is a day on which a relevant trading facility for a contract on a commodity that underlies the Index is not open, then MLCI will use the closing price for such contract as of the last day on which such trading facility was open. Under the circumstances described above, the value of the Index and the value of your notes may be adversely affected.

     If a Market Disruption occurs on any futures contract included in the Index, the value of that contract at the Final Valuation Date, the Final Index Value and the Redemption Amount will be calculated by the Calculation Agent in good faith in the manner described under “Disruption Fallback” on page P-5 above. Accordingly, the calculation of your indexed payment may be delayed beyond what would otherwise be the valuation date and may be subject to the judgment of the Calculation Agent. Additionally, regardless of the Market Disruption Event, the Index Publisher and the Index Manager may continue to calculate the value of the Index and publish such value. Therefore, if a Market Disruption Event occurs, the Redemption Amount may not reflect the actual value of the Index on the valuation date

Commodity futures contracts are subject to uncertain legal and regulatory regimes, which may result in a hedging disruption event and a loss on your investment.

The commodity futures contracts that may comprise the Index Components are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect the Calculation Agent's ability to hedge its obligations under the securities. The CFTC has recently announced that it is considering imposing position limits on certain commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented, in which case the Calculation Agent may send notice of a Commodity Hedging Disruption Event to the Trustee, Paying Agent and the Issuer. If a Commodity Hedging Disruption Event occurs the Issuer will redeem the notes (in whole, and not in part). The cash amount due and payable per $100,000.00 principal amount of notes in the event of any such redemption shall be equal to the Redemption Price on the Acceleration Valuation Date, as determined by the Calculation Agent in good faith in a commercially reasonable manner to be fair and equitable to the holders of the notes. If the payment on your securities is accelerated as a result of a Commodity Hedging Disruption Event, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

You may not receive your Redemption Amount on the Maturity Date.

     You may receive the Redemption Amount before November 22, 2010 if there is an Optional Redemption or an Automatic Redemption. Alternatively, in the event of a Market Disruption, you may receive your Redemption Amount as late as the second Business Day following the date on which the Final Index Value is determined. In the event of a Commodity Hedging Disruption Event, you may receive your Redemption Amount as late as the fifth New York Business Day following the Acceleration Valuation Date.

Adjustments to the Index could adversely affect the value of the notes.

     The composition of the Index may change over time or other modifications may be made to the Index in the future. Such changes could adversely affect the value of the notes. Such changes may be made by the Index Publisher. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “The Index” below for additional information.

     The Index Publisher may discontinue or suspend calculation or publication of the Index at any time. In these circumstances, MLCI, as the Calculation Agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MLCI could have an economic interest that is different than that of investors in the notes insofar as, for example, MLCI is not precluded from considering indices that are calculated and published by Merrill Lynch or any of its affiliates. If MLCI determines that there is no appropriate successor index, the notes will accelerate and exchange early, and your payout on the notes will be based upon the last published index value prior to its discontinuance.

Holders have no right to receive delivery of the commodities underlying the Index.

     Investing in the notes will not make holders owners of any of the Index Commodities. Any amounts due on the notes will be paid in cash, and holders will have no right to receive delivery of any Index commodities.

Payment of the Interest Amount is deferred until the settlement date.

     Although the Interest Amount is calculated on a quarterly basis, the Interest Amount is not capitalized and is not paid until the Settlement Date. Holders therefore do not have the ability to earn a return on the Interest Amount during the term of the note.

There is no affiliation between the Index Publisher, on the one hand, and the Issuer, on the other hand, and there is no responsibility by the Issuer for any disclosure by the Index Publisher.

     Neither the Issuer nor any of its affiliates assumes any responsibility for the adequacy or accuracy of any information provided by the Index Publisher and/or the Index Manager for inclusion in this pricing supplement. Holders of the notes should make their own investigation into the Index. See “The Futures Markets” and “The Index” below for additional information about the Index.

Secondary trading in the notes may be limited.

     The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system or any electronic communication network, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial.

     In determining the economic terms of the notes, and consequently the potential return on the notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the notes. In structuring the economic terms of the notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide Merrill Lynch with compensation for its services in developing the securities. If a market-maker (which may be Merrill Lynch) makes a market in the notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely compensation for developing and hedging the product and other costs associated with the notes. This quoted price could be higher or lower than the Issue Price. Merrill Lynch is not obligated to make a market in the notes.

     Assuming there is no change in the value of the Index and no change in market conditions or any other relevant factors, the price, if any, at which a dealer or other purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the original offering price. This is due to, among other things, the fact that the original offering price included, and secondary market prices are likely to exclude, the development and hedging costs associated with, the notes.

The U.S. federal income tax treatment of the notes is uncertain.

     There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes or similar instruments. We intend to treat the notes as income-bearing financial contracts, under which you will be required to treat the income payable on the notes as ordinary income for U.S. Federal income tax purposes in accordance with your regular method of accounting. If the United States Internal Revenue Service (IRS) successfully argues that the notes should be treated differently, the timing and character of income on the notes may be affected and, among other things, you may be required to pay tax on deemed interest even though your notes do not bear periodic interest. We are not requesting a ruling from the IRS with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

     In addition, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (Treasury) are actively considering, among other issues, whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should carefully review the discussion of the notice under “Taxation in the United States — Possible Alternative Tax Treatments of an Investment in the Notes” in this pricing supplement and consult your tax advisor regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of the notice in particular.

ADDITIONAL INFORMATION

Calculation Agent

     We have initially appointed MLCI as Calculation Agent for the purpose of determining the Initial Index Value, the Final Index Value, the Redemption Amount, the Interest Rate Basis, LIBOR, and for all calculations and determinations regarding Market Disruption Events, the rate applicable to any overdue payment of the Redemption Amount and the Redemption Price upon Optional Redemption or Automatic Redemption of the notes, or upon redemption of the notes due to tax reasons. Unless there is manifest error, these determinations by the Calculation Agent shall be final and binding on us and the holders of the notes. According to the terms of the Calculation Agency Agreement between MLCI and Eksportfinans ASA, the Calculation Agent will notify the Issuer, Agent and Trustee of the occurrence or non-occurrence of any event, calculation and/or determination as soon as possible.

     Investors may obtain information at any time regarding the calculation of the Index as published by the Index Publisher or, following any Market Disruption Event, as calculated for purposes of the notes, including following changes in the composition of the Index, by contacting the Calculation Agent. Upon request, the Calculation Agent will provide a written statement to an investor showing how the closing value of the Index was calculated on any date for purposes of the notes and how the Redemption Amount per U.S. $1,000,000.00 of the Principal Amount of the notes was calculated. Requests to the Calculation Agent should be addressed to:

Merrill Lynch Commodities, Inc., as Calculation Agent
20 East Greenway Plaza, Suite 700
Houston, TX 77046
Attn.: Mr. Jeff Russi, or Mr. Trent Stout
Fax No.: (713) 544-5525, or (713) 544-1458

Hypothetical Examples

     In the table below, we provide a range of hypothetical returns for the Index. Based on these hypothetical Index returns, we illustrate a range of approximate Redemption Amounts, expressed as a percentage of the principal amount of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Index returns could have on the Redemption Amount, assuming all other variables remain constant, subject to the assumptions stated in the footnotes.

     The performance of the Index cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical levels of the Index set forth elsewhere in this pricing supplement.

     The information in the table reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk Factors” above.

     The table below also assumes that there is no change in or affecting any of the commodities underlying the Index or the method by which the Index value is calculated, that there is no change in the relative weighting of any commodity underlying the Index and that no Market Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the commodities underlying the Index.

     The Index has been volatile in the past and its performance cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the historical values of the Index set forth elsewhere in this pricing supplement. For information about the value of the Index during recent periods, see “The Index — Historical Information” below.

Initial Index Value	Final Index Value	Index Performance(1)	T-Bill Yield(2)	Fee Percentage(3)	Redemption Amount(4)	Interest Amount(5)	Redemption Price
506.311	582.258	15%	1.14%	0.56%	139.89%	$34,083	$1,432,953.79
506.311	567.068	12%	1.14%	0.56%	130.89%	$34,083	$1,342,953.79
506.311	551.879	9%	1.14%	0.56%	121.89%	$34,083	$1,252,953.79
506.311	536.690	6%	1.14%	0.56%	112.89%	$34,083	$1,162,953.79
506.311	521.500	3%	1.14%	0.56%	103.89%	$34,083	$1,072,953.79
506.311	506.311	0%	1.14%	0.56%	94.89%	$34,083	$ 982,953.79
506.311	491.122	-3%	1.14%	0.56%	85.89%	$34,083	$ 892,953.79
506.311	475.932	-6%	1.14%	0.56%	76.89%	$34,083	$ 802,953.79
506.311	460.743	-9%	1.14%	0.56%	67.89%	$34,083	$ 712,953.79
506.311	445.554	-12%	1.14%	0.56%	58.89%	$34,083	$ 622,953.79
506.311	430.364	-15%	1.14%	0.56%	49.89%	$34,083	$ 532,953.79

(1)

The Index Performance equals the Index Result, expressed as a percentage. If, at the close of any Index Business Day prior to the Final Valuation Date, the Index Performance is less than -15%, a Trigger Event will be deemed to have occurred on such Index Business Day and the Issuer will redeem the notes in whole. While the above hypothetical examples relate to the calculation of the payment on a $1,000,000 note if held to maturity, fundamentally similar calculations would be made to determine the Redemption Price that would be paid to you if a trigger event were to occur, except that in the case of any early repurchase, the Index Performance, T-Bill Yield, Fee and Redemption Amount would be calculated on the relevant (earlier) Final Valuation Date.

(2)

For the purpose of the above hypothetical examples, the T-Bill Yield is assumed to be 1.14%. T-Bill Yield will be calculated according the formula set forth on page P-3 under the heading “T-Bill Yield.”

(3)

For the purpose of the above hypothetical examples, the Fee Percentage is equal to 0.56%. (The Fee Percentage is the amount of the Fees if the applicable note is not redeemed until the Maturity Date.) The Fees, as of any Index Business Day, are equal to 0.50% multiplied by the number of calendar days from and including the Pricing Date to but excluding that Index Business Day, divided by 365.

(4)	Redemption Amount expressed as a percentage of principal amount.

(5)

For the purpose of the above hypothetical examples, the three-Month LIBOR Rate is assumed to be 3.00%. Interest will accrue on a quarterly basis, and will be calculated according to the formula set forth above under “Interest Amount.”

License Agreement

     “Dow Jones,” “UBS,” “Dow Jones – UBS Commodity IndexSM,” “Dow Jones–UBS Commodity Index 2 Month ForwardSM,” “DJ–UBS CI–F2SM ,” “Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM,” and “DJ–UBS CITR–F2SM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Eksportfinans. Eksportfinans’ Commodity Indexed Linked Notes based on the Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM are not sponsored, endorsed, sold or promoted by Dow Jones, UBS or any of their respective subsidiaries or affiliates, and none of Dow Jones, UBS or any of their respective affiliates makes any representation regarding the advisability of investing in such products.

     The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (UBS Securities) or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Issuer is the licensing of certain trademarks, trade names and service marks and of the DJ–UBS CITR–F2SM, which is determined, composed and calculated by Dow Jones in conjunction with UBS without regard to Eksportfinans or the notes. Dow Jones and UBS Securities have no obligation to take the needs of Eksportfinans or the owners of the notes into consideration in determining, composing or calculating DJ–UBS CITR–F2SM. None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.

None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of the notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by the Issuer, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones–UBS Commodity IndexSM and Dow Jones–UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones–UBS Commodity IndexSM, and the notes.

     This document relates only to notes and does not relate to the exchange traded physical commodities underlying any of the Dow Jones – UBS Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones – UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in this document regarding the Dow Jones – UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones–UBS Commodity IndexSM components in connection with the notes. None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones–UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES – UBS COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES–UBS COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES–UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND THE ISSUER, OTHER THAN UBS AG.

Same-Day Funds Settlement and Payment

     The initial settlement for the notes and all payments of principal will be made in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the notes will trade in the Depository’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE FUTURES MARKETS

     Futures contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. All of the contracts included in the Dow Jones – UBS Commodity IndexSM are exchange-traded futures contracts. An exchange-traded commodities futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the commodity is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”) or in which the cash settlement amount is to be made.

     There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

     By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market”.

     Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

     U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission.

THE INDEX

General

     The Dow Jones – UBS Commodity IndexSM (of which the Index is a sub-index) is a proprietary index designed to be a highly liquid and diversified benchmark for commodities investments. The Dow Jones – UBS Commodity IndexSM was created by AIG International, Inc. in 1998 and acquired by UBS Securities in May 2009, at which time UBS Securities and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement to jointly market the index. Pursuant to such agreement, Dow Jones, in conjunction with UBS Securities, calculates the Dow Jones – UBS Commodity IndexSM (which is calculated on an excess return basis), the Dow Jones–UBS Commodity Index Total ReturnSM, a total return index based on the Dow Jones – UBS Commodity IndexSM, and a number of related indexes and sub-indexes, including the Dow Jones – UBS Commodity Index Total Return 2 Month ForwardSM.

     The Dow Jones – UBS Commodity IndexSM is currently comprised of futures contracts (each, an Index Component) on 19 physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The 19 commodities that currently comprise the Dow Jones – UBS Commodity IndexSM (the Index Commodities) are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones – UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (the CBOT). The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metals Exchange (the LME). The actual futures contracts comprising the Dow Jones – UBS Commodity IndexSM for 2009 are set forth in the table on the following page.

     The Dow Jones – UBS Commodity IndexSM tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five Index Business Days each month according to a pre-determined schedule.

     The methodology for determining the composition and weighting of the Dow Jones – UBS Commodity IndexSM and for calculating its level is subject to modification by Dow Jones and UBS Securities at any time. Currently, Dow Jones disseminates the Dow Jones – UBS Commodity IndexSM level at approximately 15 second intervals from 8:00 a.m. to 3:30 p.m., New York time, and publishes a daily settlement price for the Index at approximately 5:00 p.m., New York time, on each Index Business Day on Bloomberg.

     “Index Business Day” currently means a day on which the sum of the Commodity Index Percentages (as described below) for the Index Commodities that are open for trading is greater than 50%.

     The Dow Jones – UBS Commodity IndexSM is computed on the basis of hypothetical investments in the basket of commodities included in the index. The index was created using the following four main principles:

     Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The index also relies on production data as a useful measure of the importance of a commodity to the world economy.

     Diversification: In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and, in addition, the index is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

     Continuity: The index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the index.

     Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the index can accommodate substantial investment flows.

Designated Contracts for Each Index Commodity

     A futures contract known as a “Designated Contract” is selected by UBS Securities for each Index Commodity.

     The Designated Contracts for each of the Index Commodities included in the Dow Jones–UBS Commodity IndexSM are traded on the CBOT, the LME, the Commodities Exchange (the COMEX), the Chicago Mercantile Exchange (the CME), the New York Board of Trade (NYBOT) and the New York Mercantile Exchange (the NYMEX) and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units
Aluminum	High Grade Primary Aluminum	6.79%	LME	25 metric tons
	$/metric ton
Coffee	Coffee “C”	2.73%	CSCE	37,500 lbs
	cents/pound
Copper(2)	High Grade Copper	11.18%	COMEX	25,000 lbs
	cents/pound
Corn	Corn	3.88%	CBOT	5,000 bushels
	cents/bushel
Cotton	Cotton	2.35%	NYBOT	50,000 lbs
	cents/pound
Crude Oil	Light, Sweet Crude Oil	16.81%	NYMEX	1,000 barrels
	$/barrel
Gold	Gold	7.73%	COMEX	100 troy oz.
	$/troy oz.
Heating Oil	Heating Oil	3.53%	NYMEX	42,000 gallons
	cents/gallon
Lean Hogs	Lean Hogs	1.45%	CME	40,000 lbs
	cents/pound
Live Cattle	Live Cattle	3.53%	CME	40,000 lbs
	cents/pound
Natural Gas	Henry Hub Natural Gas	8.04%	NYMEX	10,000 mmbtu
	$/mmbtu
Nickel	Primary Nickel	3.44%	LME	6 metric tons
	$/metric ton
Silver	Silver	4.76%	COMEX	5,000 troy oz.
	cents/troy oz.
Soybeans	Soybeans	3.56%	CBOT	5,000 bushels
	cents/bushel
Soybean Oil	Soybean Oil	5.84%	CBOT	60,000 lbs
	cents/pound
Sugar	World Sugar No. 11	2.24%	NYBOT	112,000 lbs
	cents/pound
Unleaded Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	5.20%	NYMEX	42,000 gallons
	cents/gallon
Wheat	Wheat	2.94%	CBOT	5,000 bushels
	cents/bushel
Zinc	Special High Grade Zinc	3.2%	LME	25 metric tons
	$/metric ton

(1)	Reflects the approximate weightings as of October 2, 2009 of the 19 commodities currently included in the index.

(2)	The index uses the high-grade copper contract traded on the COMEX Division of the NYMEX for copper contract prices and LME volume data in determining the weighting for the index.

Commodity Groups

     The weightings by “Index Commodity Groups” are as follows:

Dow Jones – UBS Commodity Index Weighting by Commodity Group as of October 2, 2009

Sector	Weight (%)
Energy	33.14
Grains	14.9
Meats	5.07
Metals	25.33
Precious	11.29
Softs	7.93
Textiles	2.35

Annual Re-weighting and Rebalancing of the Index

     In consultation with the Dow Jones UBS Commodity Index Advisory Committee (the Advisory Committee), the Dow Jones UBS Commodity Index Supervisory Committee (the Supervisory Committee) meets annually to determine the composition of the Dow Jones – UBS Commodity IndexSM in accordance with the rules established in the index handbook. The Supervisory Committee consists of two members appointed by UBS Securities and one member appointed by Dow Jones. Advisory Committee members are drawn from the academic, financial and legal communities. The new target weights for the commodity components were determined and approved by the Supervisory Committee in August 2008 with changes in index composition effective January 2009.

     The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (the CLP) and production is measured by the commodity production percentage (the CPP). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the CIP) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the index and their respective percentage weights.

     To ensure that no single commodity or commodity sector dominates the Dow Jones–UBS Commodity IndexSM, the following diversification rules are applied to the annual re-weighting and rebalancing of the index as of January of the applicable year:

  No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the index;

  No single commodity may constitute more than 15% of the index;

  No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index; and

  No single commodity in the index (e.g., natural gas or silver) may constitute less than 2% of the index.

     Following the annual re-weighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next re-weighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

     Following application of the diversification rules discussed above, the CIPs are incorporated into the index by calculating the new unit weights for each Index Commodity. On the fourth Index Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the commodities to be included in the index for such day to create the Commodity Index Multiplier (the CIM) for each of the commodities. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Computation of the Index

     The Dow Jones – UBS Commodity IndexSM is calculated by Dow Jones, in conjunction with UBS Securities, by applying the impact of the changes to the prices of the Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones – UBS Commodity IndexSM is a mathematical process whereby the CIMs for the commodities included in the Index Components are multiplied by the prices for the Index Components. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the index to calculate the current level of the index. The following is a list of the Index Components included in the Dow Jones – UBS Commodity IndexSM for 2009, as well as their respective CIMs for 2009:

Index Commodity	2009 CIM
Aluminum	0.11542038
Coffee	68.10084594
Copper	126.46780104
Corn	35.93885879
Cotton	119.45491753
Crude Oil	7.59233632
Gold	0.244391429
Heating Oil	61.49391429
Lean Hogs	98.75722996
Live Cattle	130.70775574
Natural Gas	52.95738640
Nickel	0.00613909
Silver	6.81163216
Soybeans	20.08270871
Soybean Oil	208.46474461
Sugar	653.65514279
Unleaded Gasoline	86.61139108
Wheat	20.46148302
Zinc	0.06391704

Contract Table for the Dow Jones UBS Commodity Index Total Return 2 Month ForwardSM

     Dow Jones, in conjunction with UBS Securities, calculates forward month versions of the Dow Jones–UBS Commodity IndexSM and certain sub-indexes, including the Dow Jones–UBS Commodity Index Total ReturnSM. The Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM, the Index to which the notes are linked, is one such “forward month” version. The Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM is calculated using the same methodology as the Dow Jones–UBS Commodity Index Total ReturnSM, except that the individual Index Component contracts designated as the “Lead Future” and “Next Future” for purposes of all calculations (including those related to the “rolling” of the index) are advanced in time, so that the contracts that would be the Lead Future and Next Future in two calendar months for purposes of the Dow Jones–UBS Commodity Index Total ReturnSM are instead used as the Lead Future and Next Future for the current calendar month.

     The following table lists the designated contract months for each of the current Index Components, as used in the calculation of the Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM, the Index to which the notes are linked:

Contract	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	May	May	Jul	Jul	Sep	Sep	Nov	Nob	Jan	Jan	Mar	Mar
Crude Oil	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Unleaded Gas	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Heating Oil	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Live Cattle	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr
Lean Hogs	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr
Wheat	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar
Corn	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar
Soybeans	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan	Mar	Mar
Soybean Oil	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar
Aluminum	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Copper	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar
Zinc	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Nickel	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar
Gold	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb	Feb	Apr
Silver	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar
Sugar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar
Cotton	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar
Coffee	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar

Calculation of the “Total Return”

     The Dow Jones–UBS Commodity Index Total ReturnSM reflects the return on a fully collateralized investment in the Dow Jones–UBS Commodity Index. The value of the Dow Jones–UBS Commodity Index Total ReturnSM and the Dow Jones–UBS Commodity Index Total Return 2 Month ForwardSM, the Index to which the notes are linked, are calculated by including interest that could be earned on cash collateral invested in specified U.S. Treasury Bills.

HISTORICAL PERFORMANCE

     The following table sets forth the level of the Index at the end of each month in the period from January 2002 through September 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On the Pricing Date the closing level of the Index was 506.311.

Month End	Price	Month End	Price	Month End	Price
31.01.2002	176.581	28.02.2005	403.160	31.03.2008	767.939
28.02.2002	181.548	31.03.2005	422.762	30.04.2008	796.041
28.03.2002	199.402	29.04.2005	403.329	30.05.2008	823.511
30.04.2002	200.037	31.05.2005	401.084	30.06.2008	902.147
31.05.2002	198.381	30.06.2005	412.511	31.07.2008	796.977
28.06.2002	202.261	29.07.2005	432.028	29.08.2008	740.118
31.07.2002	200.849	31.08.2005	461.626	30.09.2008	653.052
30.08.2002	209.924	30.09.2005	485.984	31.10.2008	519.313
30.09.2002	216.285	31.10.2005	462.020	28.11.2008	484.522
31.10.2002	215.023	30.11.2005	467.180	31.12.2008	466.755
27.11.2002	216.593	30.12.2005	504.352	30.01.2009	444.106
31.12.2002	225.373	31.01.2006	529.164	27.02.2009	426.618
31.01.2003	242.054	28.02.2006	502.241	31.03.2009	443.882
28.02.2003	248.433	31.03.2006	516.027	30.04.2009	447.991
31.03.2003	233.652	28.04.2006	552.084	29.05.2009	504.668
30.04.2003	235. 028	31.05.2006	558.680	30.06.2009	495.407
30.05.2003	247.937	30.06.2006	554.644	31.07.2009	513.040
30.06.2003	243.649	31.07.2006	574.921	31.08.2009	512.495
31.07.2003	245.488	31.08.2006	560.177	30.09.2009	520.035
29.08.2003	256.133	29.09.2006	529.108
30.09.2003	257.444	31.10.2006	557.730
31.10.2003	271.926	30.11.2006	590.655
26.11.2003	272.649	29.12.2006	568.178
31.12.2003	295.106	31.01.2007	568.511
30.01.2004	303.748	28.02.2007	590.067
27.02.2004	325.748	30.03.2007	598.010
31.03.2004	338.971	30.04.2007	607.883
30.04.2004	335.183	31.05.2007	610.350
31.05.2004	3 45.648	29.06.2007	605.122
30.06.2004	335.143	31.07.2007	620.365
30.07.2004	342.449	31.08.2007	600.167
31.08.2004	343.618	28.09.2007	650.037
30.09.2004	368.309	31.10.2007	673.266
29.10.2004	378.949	30.11.2007	656.381
30.11.2004	378.568	31.12.2007	690.059
31.12.2004	366.340	31.01.2008	722.387
31.01.2005	372.912	29.02.2008	813.641

The following graph illustrates the trend in the Index from January 31, 2002 through October 2, 2009:

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. You should consult your own tax adviser in determining the tax consequences of your investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

     The characterization of the notes for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the IRS with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes and the matter is not entirely clear, we intend to treat the notes as income-bearing financial contracts for U.S. Federal income tax purposes and, unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisers as to the proper characterizations and treatment of the notes for U.S. Federal income tax purposes.

Tax Consequences to U.S. Holders

Tax Treatment Prior to Maturity

A U.S. Holder will be required to treat a portion of the Redemption Price attributable to the Interest Amount as ordinary income for U.S. Federal income tax purposes, in accordance with its general method of accounting.

Sale, Exchange or Settlement

     Upon a sale or exchange of notes, or upon settlement of the notes at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or settlement (other than the amount attributable to the Interest Amount, which will be taxable as ordinary income, as described above under “—Tax Treatment Prior to Maturity”) and the U.S. Holder’s tax basis in the notes sold, exchanged or settled. A U.S. Holder’s tax basis in the notes should generally equal the amount paid by the U.S. Holder to acquire the notes. U.S. Holders should consult their own tax advisors with respect to the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates that hold the notes for more than one year) and capital losses (the deductibility of which is subject to limitations).

Possible Alternative Tax Treatments of an Investment in the notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would likely be governed by certain Treasury Regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount (OID) on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.

     Since you will treat a portion of the Redemption Price attributable to the Interest Amount as ordinary income for U.S. Federal income tax purposes in accordance with your regular method of accounting, if any regulations are ultimately adopted pursuant to the Notice with respect to pre-paid forward contracts and similar instruments, it is unclear whether such regulations would apply to the notes and, if so, whether such regulations would otherwise alter the tax treatment of the notes (e.g., requiring accrual of some other amount as ordinary income and/or requiring any gain or loss to be characterized as ordinary rather than capital).

     The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the notes for U.S. Federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the notes purchased after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your notes.

     Prospective investors should consult their own advisor about possible alternative characterizations of the notes, and the effect of such alternative characterizations on the timing and amount of income recognized.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being purchased by Merrill Lynch (the Agent) as principal, pursuant to a terms agreement dated as of October 2, 2009 between the agent and us. The initial sale of the notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, October 9, 2009 shall be the date for payment of funds and delivery of securities for all of the securities sold pursuant to the offering. The Agent has agreed to pay our out-of-pocket expenses of the issue of the notes. Merrill Lynch proposes to offer the notes at the Issue Price.

     In connection with the offering, Merrill Lynch may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes. Short sales involve the sale by Merrill Lynch of a greater aggregate principal amount of notes than it is required to purchase in the offering.

     These activities may stabilize, maintain, or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The notes are a new issue of securities with no established trading market. Merrill Lynch is not obligated to make a market in the notes, and, even if it does so, it may discontinue market-making at any time without notice. The notes will not be listed on any securities exchange, and there may not be a secondary market for the notes. We cannot give any assurance as to the liquidity of the trading market for the notes.

     We have agreed to indemnify Merrill Lynch against, or to make contributions relating to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time, the Agent and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

EXHIBIT A

OPTION TO ELECT REPAYMENT

Dated:	[After the Issue Date of the notes and prior to 11:00 a.m.
(New York time) on November 14, 2010]

Citibank, N.A.,	Merrill Lynch Commodities, Inc,	The Bank of New York	Eksportfinans ASA, as Issuer
London Branch	as Calculation Agent	Mellon, as Trustee	Dronning Mauds gt. 15
as Paying Agent	20 East Greenway Plaza, Suite 700	One Canada Square	N-0250 Oslo, Norway
Puts and Calls	Houston, TX 77046	London E14 5AL	Attn.: The Treasury Department
Citigroup	Attn.: Mr. Jeff Russi or	Attn.: Corporate Trust Office	Fax No.: +47 2201 2206
1 North Wall Quay	Mr. Trent Stout
Dublin 1, Ireland	Fax No.: (713) 544-5525, or
Attn: Damien Hughes	(713) 544-1458
or Rhoda Curry
Fax No: +35 31 662 2202

     The undersigned hereby irrevocably request(s) and instruct(s) the Issuer to repay the note identified in the attached document pursuant to its terms at the applicable Redemption Price as determined by the Calculation Agent in accordance with the terms of the Note, to the undersigned, at

(Please print or typewrite name and address of the undersigned)

     Terms not defined herein have the meanings given to such terms in the Note.

     The undersigned certifies that it is, or is duly authorized to act for, the beneficial owner of the note (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its note in accordance with the applicable procedures of DTC).

Very truly yours,

[Name of Holder]

By:

Receipt of the above Option to Elect Payment is hereby acknowledged Merrill Lynch Commodities, Inc., as Calculation Agent

By:

Title:

Date and time of acknowledgement: _________